FUNCTION(X), INC. PRICES $4,800,000 COMMON STOCK OFFERING
NEW YORK, NEW YORK., FEBRUARY 23, 2017 – FUNCTION(X) INC. (NASDAQ: FNCX), a leading social publishing and interactive media platform, today announced the pricing of an underwritten public offering of 4,571,428 shares of its common stock at a price to the public of $1.05 per share. The gross proceeds to Function(x) Inc. from this offering are expected to be approximately $4,800,000 before deducting underwriting discounts and commissions and other estimated offering expenses. Function(x) Inc. has granted the underwriters a 45-day option to purchase up to an additional 685,714 shares of common stock to cover over-allotments, if any. The offering is expected to close on March 1, 2017, subject to customary closing conditions.
Aegis Capital Corp. and Laidlaw & Company (UK) Ltd are acting as joint book-running managers for the offering.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective on February 23, 2017.
The offering will be made only by means of a prospectus. A copy of the prospectus relating to the offering may be obtained, when available, by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@ aegiscap.com. Investors may also obtain these documents at no cost by visiting the SEC's website at http://www.sec. gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Function(x) operates Wetpaint.com and Rant. Wetpaint is the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. Rant is a leading digital publisher with original content in multiple different verticals, most notably in sports, entertainment, and pets. Function(x) Inc. is also the largest shareholder of DraftDay Gaming Group, which is well-positioned to become a significant participant in the expanding fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams. Function(x) Inc. also owns Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.functionxinc.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Function(x), Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact: For Function(x): Investors: Michelle Lanken, 212-231-0092 Chief Financial Officer mlanken@functionxinc.com	Contact: Media Relations: IRTH Communications Robert Haag, 866-976-4784 Managing Partner

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